Hostess Brands, Inc. Announces Third Quarter 2018 Financial Results
KANSAS CITY, MO, November 7, 2018 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the third quarter ended September 30, 2018.
Business Highlights1:

•	Net revenue increased $18.7 million, or 9.7%, to $211.0 million, driven by $18.9 million from the business acquired in February 2018 (“the Cloverhill Business”).

•	Point of sale increased 3.8%, of which 3.7% was from the Cloverhill Business.

•	Market share was 18.9%, up 90 basis points, of which 70 basis points was from the Cloverhill Business.

•
Net income was $11.2 million, compared to $16.1 million. Excluding the impact of the losses incurred as we transform and rebuild the Cloverhill Business, net income would have been $18.5 million. Diluted EPS was $0.08 per share, compared to $0.09 per share.

•
Adjusted EPS was $0.10 per share, compared to $0.14 per share. Excluding the impact of the losses incurred as we transform and rebuild the Cloverhill Business, adjusted EPS would have been $0.13 per share.

•
Adjusted EBITDA was $40.1 million, or 19.0% of net revenue, compared to $54.7 million or 28.4% of net revenue. Excluding the impact of losses incurred as we transform and rebuild the Cloverhill Business, Adjusted EBITDA would have been $44.9 million.

•	Cash and cash equivalents were $127.4 million as of September 30, 2018 with a leverage ratio of 4.46x, both driven by year to date operating cash flows of $109.9 million.

•	The Company expects continued growth above the Sweet Baked Goods (“SBG”) category average in 2018 and is updating the full year adjusted EBITDA outlook to $185 million to $190 million.

“The Hostess team continued to grow our point of sale ahead of the category and further expand our market share this quarter. We have seen very good point of sale growth within five of our six tracked channels as compared to the prior year. We are executing our proven and differentiated model that leverages our strong brands, consumer relevant innovation and collaborative customer partnerships to drive Hostess share growth and profitable category growth for our customers,” commented Andy Callahan, President and Chief Executive Officer of the Company.

“The transformation of the Cloverhill Business is progressing as originally projected and will be an important growth contributor in the future. Continued sales growth behind our launch of new Hostess®-branded breakfast products, the continued transformation of our Cloverhill Business, along with the successful sell-in of our multi-faceted pricing actions are expected to provide substantial revenue and profit growth. Moving into 2019, I am confident we have built a stronger foundation with a proven model to grow and create shareholder value,” concluded Andy Callahan.

Third Quarter 2018
Net revenue was $211.0 million, an increase of 9.7%, or $18.7 million, compared to $192.3 million. The acquisition of the Cloverhill Business, which was completed in the first quarter of 2018 to expand the breakfast portfolio and manufacturing capabilities, contributed $18.9 million of incremental net revenue. The Company launched Hostess®-branded Danishes and Jumbo Donettes® in September and expects to build off the early positive reception of the Hostess®-branded breakfast launch in 2019. Organic growth in the small format, grocery and dollar channels contributed to an increase in net revenue; however, this growth was largely offset by lower revenue in the mass retail channel.

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted earnings per share (“EPS”) and adjusted EBITDA. Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the third quarter of 2017. All measures of market performance contained in this press release, including point of sale and market share, include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refers to the 13-week period ended September 29, 2018 and the prior-year comparable period. The prior-year comparable period excludes the performance of the brands acquired with the Cloverhill Business. Current and prior period market data presented herein reflects a restatement made by Nielsen during the quarter to increase the number of stores used to calculate convenience channel point of sale results. The Cloverhill Business which the Company purchased includes the Cloverhill® and Big Texas® brands, as well as the breakfast manufacturing assets.

Gross profit was $60.4 million, or 28.6% of net revenue, compared to $78.4 million, or 40.8% of net revenue. Adjusted gross profit was $64.1 million, or 30.4% of net revenue, compared to $78.4 million or 40.8% of net revenue. The declines in adjusted gross profit and adjusted gross margin were primarily attributable to a shift in mix of revenue to include the recently acquired non-Hostess® branded products, which resulted in lower adjusted gross margin of 630 basis points. The Company has made significant progress to stabilize and improve the Cloverhill Business, including reducing waste and improving unplanned down-time. Efforts to transform the acquired business into a profitable operation by the end of 2018 are going well and remain on schedule. This transformation includes significant capital projects that are expected to be completed in the fourth quarter in order to improve the efficiency of the bakery operations. Also contributing to the overall lower adjusted gross margin this quarter were higher transportation costs and other inflationary pressures, which resulted in a 330 basis point decrease in adjusted gross margin. In response to these rising costs, in October 2018 the Company announced price increases and customer allowance adjustments that we believe will help offset inflation while maintaining the Company's growth potential.
Advertising, selling, general and administrative (“SG&A”) expenses were $30.6 million, or 14.5% of net revenue, compared to $31.0 million, or 16.1% of net revenue. The decrease was attributable primarily to lower expenses related to corporate incentives, partially offset by an increase in retail display deployment to support revenue growth.
The Company's effective tax rate decreased from 39.0% to 18.9%, primarily as a result of the lower federal statutory rate enacted by the legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Reform”) as well as a $2.2 million charge in the third quarter of 2017 to reflect a change in state tax law.
Net income was $11.2 million, compared to $16.1 million. Net income attributed to Class A was $7.9 million, or $0.08 per diluted share, compared to $9.5 million, or $0.09 per diluted share.
Adjusted EPS was $0.10, compared to $0.14 per diluted share. Adjusted EBITDA was $40.1 million, or 19.0% of net revenue, compared to $54.7 million, or 28.4% of net revenue. The decreases in adjusted EPS and adjusted EBITDA were primarily attributable to higher costs as the Company transforms the Cloverhill Business and higher transportation costs and other inflationary pressures.
Cash from operations for the nine months ended September 30, 2018 was $109.9 million compared to $117.8 million for the same period last year. The decrease was attributable to lower net income from operations offset by lower tax payments and the timing of vendor payments and customer receipts.
Sweet Baked Goods Segment: Net revenue was $201.7 million, an increase of $19.7 million, or 10.8%, compared to $182.0 million. The revenue increase was driven by the Cloverhill Business and strong organic growth within the small format, grocery and dollar channels partially offset by lower revenue in the mass retail channel.
Gross profit was $58.9 million, or 29.2% of net revenue, compared to $76.3 million, or 41.9% of net revenue. The decline was primarily attributable to the addition of revenue from the Cloverhill Business at negative margins as well as higher transportation costs and other inflationary pressures.
In-Store Bakery Segment: Net revenue was $9.3 million, a decrease of $1.0 million, or 9.3%, compared to $10.2 million. The decrease in net revenue was attributable to a shift in product mix. Gross profit was $1.5 million, or 16.1% of net revenue, compared to gross profit of $2.1 million, or 20.3% of net revenue. The decrease in gross margin was primarily attributable to a shift in product and channel mix and higher transportation costs.
Outlook
For full year 2018, the Company has narrowed the expected adjusted EPS range to $0.52 to $0.55 and lowered the expected adjusted EBITDA to $185 million to $190 million. See the schedules in this press release for additional guidance and a reconciliation of anticipated 2018 adjusted EBITDA to anticipated net income of $83 million to $87 million for 2018.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, November 7, 2018 at 4:30 p.m. EDT to discuss the results for the third quarter. Investors interested in participating in the live call can dial 877-270-2148 from the U.S. and 412-902-6510 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, November 21, 2018, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13684410. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess® is the second leading brand by market share within the SBG category. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess Bakery Petites® and Fruit Pies, in addition to Twinkies® and CupCakes. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
The Company has two reportable segments: SBG and In-Store Bakery. The SBG segment consists of sweet baked goods that are sold under the Hostess® and Dolly Madison® brands, Hostess® branded bread and buns and frozen retail products. Sweet baked goods sold through the Cloverhill Business are also included in the SBG segment. The In-Store Bakery segment consists of Superior® and Hostess® branded products sold through the in-store bakery section of grocery and club stores. Prior to the fourth quarter of 2017, the Company had two operating segments: SBG and Other. The analysis above reflects the new segment presentation for both the current and comparative periods.
Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2017 and its subsequent Securities and Exchange Commission filings. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$127,396	$135,701
Accounts receivable, net	107,464	101,012
Inventories	37,076	34,345
Prepaids and other current assets	11,960	7,970
Total current assets	283,896	279,028
Property and equipment, net	207,319	174,121
Intangible assets, net	1,905,105	1,923,088
Goodwill	578,345	579,446
Other assets, net	18,960	10,592
Total assets	$2,993,625	$2,966,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,268	$11,268
Tax receivable agreement payments payable within one year	700	14,200
Accounts payable	74,243	49,992
Customer trade allowances	37,717	40,511
Accrued expenses and other current liabilities	9,518	11,880
Total current liabilities	133,446	127,851
Long-term debt and capital lease obligation	979,532	987,920
Tax receivable agreement	68,584	110,160
Deferred tax liability	276,535	267,771
Total liabilities	1,458,097	1,493,702

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 99,919,503 and 99,791,245 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,255,184 and 30,319,564 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	3	3
Additional paid in capital	924,481	920,723
Accumulated other comprehensive income	4,433	1,318
Retained earnings	259,534	208,279
Stockholders’ equity	1,188,461	1,130,333
Non-controlling interest	347,067	342,240
Total liabilities and stockholders’ equity	$2,993,625	$2,966,275

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net revenue	$210,982	$192,250	$635,574	$579,967
Cost of goods sold	150,604	113,885	437,098	333,861
Gross profit	60,378	78,365	198,476	246,106
Operating costs and expenses:
Advertising and marketing	9,563	8,871	27,371	24,304
Selling expense	7,467	7,606	22,606	24,418
General and administrative	13,569	14,494	39,315	43,416
Amortization of customer relationships	5,994	5,994	17,983	17,860
Tax receivable agreement liability remeasurement	—	1,589	(1,752)	1,589
Impairment of property and equipment	—	1,003	1,417	1,003
Related party expenses	92	92	276	284
Business combination transaction costs	—	—	47	—
Total operating costs and expenses	36,685	39,649	107,263	112,874
Operating income	23,693	38,716	91,213	133,232
Other expense (income):
Interest expense, net	9,974	9,966	29,063	29,831
Gain on buyout of tax receivable agreement	—	—	(12,372)	—
Other expense (income)	(36)	2,304	133	3,257
Total other expense	9,938	12,270	16,824	33,088
Income before income taxes	13,755	26,446	74,389	100,144
Income tax expense	2,603	10,316	9,315	31,608
Net income	11,152	16,130	65,074	68,536
Less: Net income attributable to the non-controlling interest	3,211	6,581	14,010	24,325
Net income attributable to Class A stockholders	$7,941	$9,549	$51,064	$44,211

Earnings per Class A share:
Basic	$0.08	$0.10	$0.51	$0.45
Diluted	$0.08	$0.09	$0.49	$0.42
Weighted-average Class A shares outstanding:
Basic	99,958,244	99,557,183	99,931,167	98,920,808
Diluted	102,963,080	105,418,566	104,299,251	105,840,673

Results of Operations by Segment	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net Revenue
Sweet baked goods	$201,693	$182,009	$605,223	$548,498
In-Store Bakery	9,289	10,241	30,351	31,469
	$210,982	$192,250	$635,574	$579,967
Gross Profit
Sweet baked goods	$58,886	$76,291	$192,683	$238,559
In-Store Bakery	1,492	2,074	5,793	7,547
	$60,378	$78,365	$198,476	$246,106

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2018	September 30, 2017

Operating activities
Net income	$65,074	$68,536
Depreciation and amortization	31,370	28,576
Impairment of property and equipment	1,417	1,003
Debt premium amortization	(810)	(647)
Tax receivable agreement remeasurement and gain on buyout	(14,124)	1,589
Share-based compensation	4,237	7,990
Non-cash gain on debt modification	—	1,729
Loss (gain) on sale/abandonment of property and equipment	1	(10)
Deferred taxes	7,929	19,993
Change in operating assets and liabilities:
Accounts receivable	(5,451)	(11,496)
Inventories	4,670	(3,368)
Prepaids and other current assets	(2,407)	(1,950)
Accounts payable and accrued expenses	20,759	7,369
Customer trade allowances	(2,794)	(1,541)
Net cash provided by operating activities	109,871	117,773

Investing activities
Purchases of property and equipment	(32,886)	(22,755)
Acquisition of business	(23,910)	—
Proceeds from sale of assets	—	85
Acquisition and development of software assets	(2,480)	(1,728)
Net cash used in investing activities	(59,276)	(24,398)

Financing activities
Repayments of long-term debt and capital lease obligation	(7,578)	(5,103)
Debt fees	—	(1,017)
Distributions to non-controlling interest	(9,533)	(12,940)
Tax payments related to issuance of shares to employees	(436)	—
Payments on tax receivable agreement	(41,353)	—
Proceeds from the exercise of warrants	—	1
Net cash used in financing activities	(58,900)	(19,059)
Net increase (decrease) in cash and cash equivalents	(8,305)	74,316
Cash and cash equivalents at beginning of period	135,701	26,855
Cash and cash equivalents at end of period	$127,396	$101,171

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$30,972	$35,085
Taxes paid	$4,092	$12,902
Supplemental disclosure of non-cash investing:
Change in accrued capital expenditures	$(59)	$932

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross margin, adjusted EBITDA and adjusted EPS are non-GAAP financial measures commonly used in the Company's industry and should not be construed as an alternative to gross profit, net income or earnings per share as indicators of operating performance or as alternatives to cash provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These measures may not be comparable to similarly titled measures reported by other companies. The Company has included these measures because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Adjusted Gross Profit and Adjusted Gross Margin
Gross profit and gross margin are adjusted to exclude certain items that affect comparability. The adjustments are itemized below.You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjusted gross profit and adjusted gross margin, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of adjusted gross profit and adjusted cross margin should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Adjusted EBITDA
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.
Adjusted EPS
Net income attributed to Class A stockholders is adjusted to exclude certain items that affect comparability, then divided by weighted average diluted Class A shares outstanding to determine adjusted EPS. The adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EPS, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of adjusted EPS should not be construed as an inference that future results will be unaffected by unusual or recurring items.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

		Three Months Ended		Nine Months Ended
		September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Reconciliation of Adjusted Gross Profit
Gross profit		$60,378	$78,365	$198,476	$246,106
Non-GAAP adjustments:
Acquisition and integration costs		3,512	—	5,376	—
Special employee incentive compensation		214	—	1,766	—
Adjusted gross profit		$64,104	$78,365	$205,618	$246,106

Adjusted gross margin as a percentage of net revenue		30.4%	40.8%	32.4%	42.4%

Reconciliation of Adjusted EBITDA
Net income		$11,152	$16,130	$65,074	$68,536
Non-GAAP adjustments:
Income tax provision		2,603	10,316	9,315	31,608
Interest expense, net		9,974	9,966	29,063	29,831
Depreciation and amortization		10,723	9,722	31,370	28,576
Share-based compensation		1,516	3,630	4,237	7,990
Tax Receivable Agreement remeasurement and gain on buyout		—	1,589	(14,124)	1,589
Impairment of property and equipment		—	1,003	1,417	1,003
Special employee incentive compensation		690	—	2,275	—
Acquisition and integration costs		3,512	—	5,376	—
Other	i.	(36)	2,304	760	3,257
Adjusted EBITDA		$40,134	$54,660	$134,763	$172,390

Reconciliation of Adjusted EPS
Net income attributed to Class A stockholders		$7,941	$9,549	$51,064	$44,211
Non-GAAP adjustments:
Tax Receivable Agreement remeasurement and gain on buyout		—	1,589	(14,124)	1,589
Remeasurement of deferred taxes		—	2,238	(4,995)	2,238
Impairment of property and equipment		—	1,003	1,417	1,003
Special employee incentive compensation		690	—	2,275	—
Acquisition and integration costs		3,512	—	5,376	—
Gain on debt modification		—	2,122	—	1,948
Tax impact of adjustments		(897)	(1,251)	167	(1,201)
Non-controlling interest allocation of adjustments		(977)	(731)	(2,108)	(690)
Adjusted Net income attributed to Class A stockholders		$10,269	$14,519	$39,072	$49,098
Weighted average Class A shares outstanding-diluted		102,963,080	105,418,566	104,299,251	105,840,673
Adjusted EPS		$0.10	$0.14	$0.37	$0.46

i. For the three and nine months ended September 30, 2018, other expenses included transaction and other non-operating professional fees. For the three and nine months ended September 30, 2017, other expense primarily included professional fees incurred related to the secondary public offering of common stock and the registration of certain privately held warrants offset by a gain recognized related to the modification of long-term debt.

HOSTESS BRANDS, INC.
RECONCILIATION OF ADJUSTED EBITDA AND OTHER GUIDANCE
For the year ended December 31, 2018
(Unaudited)

Reconciliation of 2018 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. The Company's outlook for 2018 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed periods. Discrete tax items and gains on the remeasurement and buyout of the Tax Receivable Agreement incurred through September 30, 2018 are included in the full-year estimate of net income. However, the amounts, if any, of potential future non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table below. Such non-recurring items may include non-cash expenses for earn out liabilities, the impact to net income resulting from Tax Receivable Agreement transactions, and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2018. In addition, the below reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at September 30, 2018. Changes to these assumptions could significantly impact net income for 2018, and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA itself. For additional information regarding adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Non-GAAP Financial Measures”.

Estimated Year Ended December 31, 2018
Amounts in millions, except shares and per share data
Net income attributed to common stockholders	$64 - $67
Net income attributed to the non-controlling interest	19 - 20
Net income	83 - 87

Non-GAAP adjustments:
Income tax provision	17 - 18
Discrete tax items occurring in Q1 and Q2	(3) - (3)
Tax receivable agreement remeasurement and gain on buyout occurring in Q1 and Q2	(14) - (14)
Interest expense, net	39 - 39
Depreciation and amortization	42 - 42
Share-based compensation	6 - 6
Other expenses	15 - 15
Adjusted EBITDA	$185 - $190

Earnings per Class A share:
Basic	$0.64 - $0.67
Diluted	$0.62 - $0.65
Adjusted	$0.52 - $0.55
Weighted-average shares outstanding:
Basic	99,924,924
Diluted	103,175,921

Cash provided by operations	$140 - $145
Net increase in cash and cash equivalents	$0 - $5
Capital expenditures	$50 - $60

Expected effective tax rate giving effect to the non-controlling interest	20% - 21%
Expected statutory corporate federal and state income tax rate applied to income attributed to Class A stockholders	27% - 28%
Payments related to the Company's current federal and state income tax liabilities	$4 - $5
Distributions to holders of the non-controlling interest to cover income tax payments	$9 - $10
2018 payments to the selling equity holders of Hostess Holdings related to 2017 activity under the terms of the tax receivable agreement	$8 - $9

HOSTESS BRANDS, INC.
LEVERAGE RATIO
(Unaudited)

Leverage Ratio (amounts in millions, except ratio)	Twelve Months Ended September 30, 2018	Estimated Year Ended December 31, 2018
Long-term debt and capital lease obligations, including current maturities	$991	$988 - $988
Less: Unamortized debt premium and issuance costs	(4)	(4) - (4)
Term loan debt	987	984 - 984
Less: cash and cash equivalents	(127)	(135) - (140)
Net term loan debt	$860	$849 - $844
Adjusted EBITDA	$193	$185 - $190

Leverage ratio	4.46	4.60 - 4.50

Reconciliation of Adjusted EBITDA Used in Leverage Ratio (amounts in thousands)	Three Months Ended December 31, 2017	Plus: Nine Months Ended September 30, 2018	Twelve Months Ended September 30, 2018
Net income	$189,574	$65,074	$254,648
Non-GAAP adjustments:
Income tax provision (benefit)	(98,812)	9,315	(89,497)
Interest expense, net	9,517	29,063	38,580
Depreciation and amortization	9,594	31,370	40,964
Share-based compensation	(576)	4,237	3,661
Tax receivable agreement remeasurement and gain on buyout	(51,812)	(14,124)	(65,936)
Acquisition and integration costs	—	5,376	5,376
Loss on debt modification	432	—	432
Impairment of property and equipment	—	1,417	1,417
Recovery on sale/abandonment of property and equipment and bakery shutdown costs	(144)	—	(144)
Special employee incentive compensation	—	2,275	2,275
Other expense	51	760	811
Adjusted EBITDA	$57,824	$134,763	$192,587